As filed with the Securities and Exchange Commission on September 16, 2016

Registration No. 333-178698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-178698)

UNDER

THE SECURITIES ACT OF 1933

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8185960
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5815 Gulf Freeway

Houston, Texas 77023

(713) 923-1090

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2011 Omnibus Incentive Plan

(Full Title of the Plan)

Kindel L. Elam

General Counsel and Secretary

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

(713) 923-1090

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephanus Johannes Grobler

Steinhoff International Holdings N.V.
Block D, De Wagenweg Office Park

Stellentia Road

Stellenbosch, South Africa

+27 21 808 0700

Scott I. Sonnenblick
Peter Cohen-Millstein
Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
(212) 903-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement No. 333-178698, originally filed by Mattress Firm Holding Corp. (the “Company”) on Form S-8 with the Securities and Exchange Commission on December 22, 2011 registering 4,206,000 shares of common stock, $0.01 par value per share, of the Company issuable under the 2011 Omnibus Incentive Plan (the “Registration Statement”).

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On September 16, 2016, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated August 6, 2016 by and among the Company, Steinhoff International Holdings N.V., a company incorporated under the laws of the Netherlands (Naamloze Vennootschap) (“Steinhoff”), Stripes US Holding, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Steinhoff (“HoldCo”) and Stripes Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of HoldCo (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of HoldCo (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of September, 2016.

MATTRESS FIRM HOLDING CORP.

By:	/s/ Kindel L. Elam
Kindel L. Elam General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3